As filed with the Securities and Exchange Commission on August 15, 2025
Registration No.333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-10
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Nouveau Monde Graphite Inc.
(Exact name of Registrant as specified in its charter)

Canada (Province or other jurisdiction of incorporation or organization)	1090 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification No.)
481 rue Brassard
Saint-Michel-des-Saints, Québec
Canada J0K 3B0
(450) 757-8905
(Address and telephone number of Registrant’s principal executive offices)

C T Corporation System
28 Liberty Street
New York, New York 10005
(212) 894-8940
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:
James Guttman Dorsey & Whitney LLP Toronto-Dominion Centre 66 Wellington Street West Toronto, ON Canada M5K 1G8 (416) 367-7370	Josée Gagnon Vice President, Legal Affairs & Corporate Secretary Nouveau Monde Graphite Inc. 481 rue Brassard Saint-Michel-des-Saints, QC Canada J0K 3B0 (450) 757-8905 Ext 405	Richard Provencher, Esq. Pierre-Olivier Plante, Esq. Stein Monast LLP 70 rue Dalhousie, Quebec, QC Canada G1K 4B2 (418) 529-6531

Approximate date of commencement of proposed sale of the securities to the public:
From time to time after the effective date of this Registration Statement.
Province of Québec, Canada
(Principal jurisdiction regulating this offering)
It is proposed that this filing shall become effective (check appropriate box):
A.   ☐
Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada)

B.   ☒
At some future date (check the appropriate box below)

1.   ☐
pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).

2.   ☐
pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).

3.   ☐
pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.   ☒
after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☒
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the U.S. Securities Act or on such date as the Commission, acting pursuant to Section 8(a) of the U.S. Securities Act, may determine.

PART I
INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

A copy of this preliminary short form base shelf prospectus has been filed with the securities regulatory authorities in each of the provinces of Canada but has not yet become final for the purpose of the sale of securities. Information contained in this preliminary short form base shelf prospectus may not be complete and may have to be amended. The securities may not be sold until a receipt for the short form base shelf prospectus is obtained from the security regulatory authorities.
This preliminary short form base shelf prospectus has been filed under legislation in all the provinces of Canada that permits certain information about these securities to be determined after this short form base shelf prospectus has become final and that permits the omission from this short form base shelf prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form base shelf prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities in these jurisdictions.
Information has been incorporated by reference in this short form base shelf prospectus from documents filed with securities commissions or similar regulatory authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Vice-President, Legal Affairs and Corporate Secretary of Nouveau Monde Graphite Inc. at 481 Brassard Street, Saint-Michel-des-Saints, Québec J0K 3B0, phone: 1-450-757-8905 and are also available electronically at www.sedarplus.ca and www.sec.gov .
PRELIMINARY SHORT FORM BASE SHELF PROSPECTUS
New Issue	August 15, 2025
Nouveau Monde Graphite Inc.
US$350,000,000
Common Shares
Debt Securities
Subscription Receipts
Warrants
Units
Nouveau Monde Graphite Inc. (the “Corporation”) may, from time to time, during the 25-month period that this short form base shelf prospectus (the “Prospectus”), including any amendments hereto, remains valid, offer and issue common shares of the Corporation (the “Common Shares”), debt securities of the Corporation (the “Debt Securities”), subscription receipts exchangeable for Common Shares and/or other securities of the Corporation (the “Subscription Receipts”), warrants exercisable to acquire Common Shares and/or other securities of the Corporation (the “Warrants”) and securities comprised of more than one of Common Shares, Debt Securities, Subscription Receipts and/or Warrants offered together as a unit (the “Units”) (Common Shares, Debt Securities, Subscription Receipts, Warrants and Units are collectively referred to herein as the “Securities”) having an aggregate offering price of up to US$350,000,000, or its equivalent in any other currency or currency unit used to denominate the Securities at the time of offering. Securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in an accompanying shelf prospectus supplement (a “Prospectus Supplement”). In addition, Securities may be offered and issued in consideration for the acquisition of other businesses, assets or securities by the Corporation or a subsidiary of the Corporation. The consideration for any such acquisition may consist of any of the Securities separately, a combination of Securities or any combination of, among other things, Securities, cash and assumption of liabilities.
The common shares of the Corporation (the “Common Shares”) are listed and posted for trading on the Toronto Stock Exchange (the “TSX”) under the symbol “NOU” and on the New York Stock Exchange (the “NYSE”) under the symbol

“NMG”. On August 14, 2025, the last trading day prior to the date of this Prospectus, the closing price of the Common Shares on the TSX was CAD$2.92 and on the NYSE was US$2.14.
NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE OR CANADIAN SECURITIES COMMISSION OR REGULATOR HAS APPROVED OR DISAPPROVED THE OFFERED SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS OR DETERMINED IF THE PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.
The Corporation may offer and sell Securities in the United States and is permitted, under the multijurisdictional disclosure system adopted in the United States and Canada (the “MJDS”), to prepare the Prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those of the United States. Financial statements incorporated by reference herein have been prepared in Canadian dollars in accordance with International Financial Reporting Standards (“IFRS Accounting Standards”) as issued by the International Accounting Standards Board (“IASB”) and may be subject to foreign auditing and auditor independence standards and thus may not be comparable to financial statements of United States companies.
Unless otherwise specified in the applicable Prospectus Supplement, there is no market through which the Debt Securities, Subscription Receipts, Warrants or Units may be sold and purchasers may not be able to resell any Debt Securities, Subscription Receipts, Warrants or Units purchased under this Prospectus. This may affect the pricing of these Securities in the secondary market, the transparency and availability of trading prices, the liquidity of the Securities and the extent of issuer regulation. See “Risk Factors” in this Prospectus.
An investment in the Securities involves a high degree of risk and must be considered speculative due to the nature of the Corporation’s business, the present stage of development of its mineral properties and of construction and installation of its facilities, and the fact that the Corporation’s negative cash flow will continue at least until commercial production at the Matawinie Mine Project (as defined herein) and/or the Bécancour Battery Material Plant Project (as defined herein) is achieved. Prospective investors should carefully consider the risk factors described in and incorporated by reference into this Prospectus. See “Forward-Looking Statements” and “Risk Factors” in this Prospectus.
Prospective investors should be aware that the acquisition of securities described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States or who are resident in Canada may not be described fully herein or in any applicable Prospectus Supplement. Prospective investors should read the tax discussion contained in the applicable Prospectus Supplement with respect to a particular offering of Securities.
The ability of investors to enforce civil liabilities under United States federal securities laws may be affected adversely because the Corporation is incorporated in Canada, most of the Corporation’s officers and directors and most of the experts named in this Prospectus are not residents of the United States, and all of Corporation’s assets and all or a substantial portion of the assets of such persons are located outside of the United States.
The Corporation may offer and sell Securities to or through dealers, underwriters or agents and may also offer and sell certain Securities directly to purchasers or through agents pursuant to exemptions from registration or qualification under applicable securities laws. A Prospectus Supplement relating to each issue of Securities offered thereby will set forth the names of any underwriters, dealers or agents involved in the offering and sale of such Securities and will set forth the terms of the offering of such Securities, the method of distribution of Securities including, to the extent applicable, the proceeds to the Corporation and any fees, discounts or any other compensation payable to underwriters, dealers or agents and any other material terms of the plan of distribution. No underwriters, dealers or agents have been involved in the preparation of this Prospectus, nor have any underwriters, dealers or agents performed any review of the contents of this Prospectus.
The specific terms of the Securities with respect to a particular offering will be set out in the applicable Prospectus Supplement and may include, without limitation, where applicable: (i) in the case of Common Shares, the number of Common Shares offered, the issue price and any other terms specific to the Common Shares being offered; (ii) in the case of Debt Securities, the specific designation, the aggregate principal amount, the maturity, the interest provisions, the authorized denominations, the offering price, any covenants, the events of default, any terms for redemption or retraction, any exchange or conversion terms and any other terms specific to the Debt Securities being offered; (iii) in the case of Subscription Receipts, the number of Subscription Receipts offered, the offering price, the terms of the release conditions, the designation, number and terms of the Common Shares or Warrants receivable upon satisfaction of the release conditions, any procedures that will result in the adjustment of this number, any additional payments to be made to holders of Subscription Receipts upon satisfaction of the release conditions, the terms governing the escrow of all or a portion of the gross proceeds from the sale of the Subscription Receipts, the terms for the refund of all or a portion of the purchase price for Subscription Receipts in the event that the release conditions are not met and any other specific terms applicable to the offering of Subscription Receipts; (iv) in the case of Warrants, the designation, number and terms of the Common Shares or Debt Securities issuable upon exercise of the Warrants, any procedures that will result in the adjustment of these numbers, the exercise price, dates and periods of exercise and any other specific terms; and (v) in the case of Units, the number of Units being offered, the offering price, the terms of the securities underlying the Units, and any other specific terms.

This Prospectus may qualify an “at-the-market distribution”. In connection with any offering of Securities, other than an “at-the-market distribution” (as defined under applicable Canadian securities legislation), unless otherwise specified in a Prospectus Supplement and subject to applicable law, the underwriters, dealers or agents, as the case may be, may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the Securities at a level other than those which otherwise might prevail on the open market. Such transactions may be commenced, interrupted or discontinued at any time. A purchaser who acquires Securities forming part of the underwriters’, dealers’ or agents’ over-allocation position acquires those Securities under this Prospectus and the Prospectus Supplement relating to the particular offering of Securities, regardless of whether the over-allocation position is ultimately filled through the exercise of the over-allotment option or secondary market purchases. See “Plan of Distribution” in this Prospectus. No underwriter or dealer involved in an “at-the-market distribution” under this Prospectus, no affiliate of such an underwriter or dealer and no person or company acting jointly or in concert with such underwriter or dealer will over-allot Securities in connection with such distribution or effect any other transactions that are intended to stabilize or maintain the market price of the Securities.
All shelf information permitted under applicable law to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains.
The Corporation’s head and registered office is located at 481 Brassard Street, Saint-Michel-des-Saints, Québec J0K 3B0, and its phone number is 1-450-757-8905.

ABOUT THIS SHORT FORM BASE SHELF PROSPECTUS
An investor should rely only on the information contained in this Prospectus (including the documents incorporated by reference herein) and is not entitled to rely on parts of the information contained in this Prospectus (including the documents incorporated by reference herein) to the exclusion of others. The Corporation has not authorized anyone to provide investors with additional or different information. The Corporation is not offering to sell the Securities in any jurisdictions where the offer or sale of the Securities is not permitted. The information contained in this Prospectus (including the documents incorporated by reference herein) is accurate only as of the date of this Prospectus (or the date of the document incorporated by reference herein, as applicable), regardless of the time of delivery of this Prospectus or any sale of the Securities. The Corporation’s business, financial condition, results of operations and prospects may have changed since the date of this Prospectus.
This Prospectus provides a general description of the Securities that the Corporation may offer. Each time the Corporation offers and sells Securities under this Prospectus, it will provide the purchasers with a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus. Before investing in any Securities, the purchasers should read both this Prospectus and any applicable Prospectus Supplement together with additional information described below under “Documents Incorporated by Reference”.
All information permitted under applicable laws to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be made available together with this Prospectus.
CURRENCY
The Prospectus and the documents incorporated by reference herein contain references to the Canadian dollar and United States dollar. Unless otherwise indicated in the Prospectus and the documents incorporated by reference herein, all references to “$”, “CAD$” or “dollars” refer to Canadian dollars and all references to “US$” refer to United States dollars.
The following table sets forth, for the periods indicated, the high, low, average and period-end indicative rates of exchange for United States dollars expressed in Canadian dollars, as provided by the Bank of Canada:
		Quarter Ended June 30, 2025	Fiscal Year Ended December 31, 2024	Fiscal Year Ended December 31, 2023
US$ to CAD$	Low	1.3558	1.3316	1.3128
	High	1.4094	1.4416	1.3875
	Average	1.4603	1,3698	1.3497
	End	1.3643	1.4389	1.3544
On August 14, 2025, the daily average rate of exchange posted by the Bank of Canada for conversion of United States dollars into Canadian dollars was US$1.00 = CAD$1.3806.
FINANCIAL INFORMATION
The Corporation’s financial statements that are incorporated by reference into this Prospectus have been prepared in accordance with IFRS Accounting Standards, as issued by the IASB, and are presented in Canadian dollars. As a result, certain financial information included in or incorporated by reference in this Prospectus may not be comparable to financial information prepared by companies in the United States reporting under the generally accepted accounting principles in the United States (the “U.S. GAAP”).

NON-IFRS FINANCIAL MEASURES
The Corporation uses the non-IFRS measure “working capital” in this Prospectus and in documents incorporated by reference herein, which is not defined under IFRS Accounting Standards. Management uses this non-IFRS financial measure together with measures determined in accordance with IFRS Accounting Standards, to provide investors with a supplemental measure to evaluate the Corporation’s financial condition. The Corporation calculates working capital as its current assets less its current liabilities. This measure has no meaning under IFRS Accounting Standards and, therefore, amounts presented may not be comparable to similar data presented by other companies operating in a similar industry as the Corporation. The Corporation believes that securities analysts, investors and other interested parties frequently use non-IFRS financial measures in the evaluation of issuers. Accordingly, it is intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance or financial condition prepared in accordance with IFRS Accounting Standards.
FORWARD-LOOKING STATEMENTS
This Prospectus, including the documents incorporated by reference herein and therein, contains “forward-looking information” and “forward-looking statements” within the meaning of applicable securities legislation (collectively, “forward-looking statements”), which relate to future events or future performance and reflect management’s expectations and assumptions regarding the Corporation’s growth, results, performance and business prospects and opportunities. Such forward-looking statements reflect management’s current beliefs and are based on information currently available to it. In some cases, forward-looking statements can be identified by words such as “may”, “would”, “could”, “will”, “should”, “expect”, “intend”, “aim”, “attempt”, “anticipate”, “believe”, “study”, “target”, “estimate”, “forecast”, “predict”, “outlook”, “mission”, “aspire”, “plan”, “schedule”, “potential”, “progress” or the negative of these terms or other similar expressions concerning matters that are not historical facts. In particular, statements regarding the Corporation’s future results, the intended construction and commissioning timeline of the Matawinie Mine Project (as defined herein) and the Bécancour Battery Material Plant Project (as defined herein), the intended operation and performance of the Purification Demonstration Plant (as defined herein), the Shaping Demonstration Plant (as defined herein), the Coating Demonstration Plant (as defined herein) and the Concentrator Demonstration Plant (as defined herein), the anticipated decommissioning of the Purification Demonstration Plant, the intended development of the Matawinie Mine property, the intended execution strategy of the Corporation’s projected development of the Matawinie Mine Project and the Bécancour Battery Material Plant Project, including the possibility of sequencing financing stages, the possibility that the powerline may or may not be operational in due time for the Matawinie Mine Project commissioning phase, the intended development of the Uatnan Mining Project (as defined herein), the economic performance and product development efforts, as well as the Corporation’s expected achievement of milestones, including the ability to obtain sufficient financing for the development of the Matawinie Mine Project and the Bécancour Battery Material Plant Project on favorable terms for the Corporation, including the completion of the financing and the FID (as defined herein), the satisfaction of the terms and conditions, conditions precedent, as well as qualification requirements of the product and the commercial operations as set forth in the offtakes agreements entered into with the Corporation, the Corporation’s development activities and production plans, including the operation of the Shaping Demonstration Plant, the Purification Demonstration Plant, the Coating Demonstration Plant and the Concentrator Demonstration Plant, the ability to achieve the Corporation’s environmental, social and governance (“ESG”) initiatives, the execution and implementation of agreements with First Nations, communities and key stakeholders on favorable terms for the Corporation, the Corporation’s ability to provide advanced materials while promoting sustainability and supply chain traceability, including the Corporation’s green and sustainable lithium-ion active anode material initiatives, the Corporation’s ability to establish a local, carbon-neutral, and traceable turnkey supply of graphite-based advanced materials for the Western World, the Corporation’s electrification strategy and its intended results, market trends, the consumers demand for components in lithium-ion batteries for electric vehicles and energy storage solutions, the Corporation’s competitive advantages, macroeconomic conditions, the impact of applicable laws and regulations, the results of the 2025 Updated Feasibility Study (as defined herein), the 2023 Uatnan Mining Property Report (as defined herein) and any other feasibility study and preliminary economic assessments and any information as to future plans and outlook for the Corporation are or involve forward looking-statements.

Forward-looking statements are based on reasonable assumptions that have been made by the Corporation as at the date of such statements and are subject to known and unknown risks, uncertainties, and other factors that may cause the actual results, level of activity, performance, or achievements of the Corporation to be materially different from those expressed or implied by such forward-looking statements, including but not limited to, the actual results of current development, engineering and planning activities; access to capital and future prices of graphite; the new mining operation inherent risks; the mineral exploration and development activities inherent risks; the speculative nature of mining development; the impact of inflation and any tariffs, trade barriers and/or regulatory costs; the changes in mineral production performance; the uncertainty of processing the Corporation’s technology on a commercial basis; the development and production timetables; the competition and market risks, the pricing pressures, the other risks of the mining industry and the geopolitical conditions (including policy, trade and tax-related risks and the potential impact of any new or elevated tariffs or any retaliatory tariffs); the required additional engineering work and other analysis that is required to fully assess their impact; the fact that certain of the initiatives described in this Prospectus, and in the documents incorporated by reference herein, are still in the early stages and may not materialize; the business continuity and crisis management; the political instability and international conflicts; and such other assumptions and factors as set out herein and in this Prospectus, and in the documents incorporated by reference herein, and additionally, such other factors discussed in the section entitled “Risk Factors” in this Prospectus, and in the documents incorporated by reference herein.
Although the Corporation has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking information, there may be other factors that may cause results not to be as anticipated, estimated or intended. There can be no assurance that such information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such information. Accordingly, readers should not place undue reliance on forward-looking information. The Corporation does not undertake to update or revise any forward-looking information that is included or incorporated by reference herein, whether as a result of new information, future events or otherwise, except in accordance with applicable securities laws.
MARKET AND INDUSTRY DATA
Market and industry data presented throughout in this Prospectus, and in the documents incorporated by reference herein was obtained from third party sources and industry reports, publications, websites and other publicly available information, as well as industry and other data prepared by the Corporation or on the behalf of the Corporation on the basis of the Corporation’s knowledge of the markets in which the Corporation operates, including information provided by suppliers, partners, customers and other industry participants.
The Corporation believes that the market and economic data presented throughout this Prospectus, and in the documents incorporated by reference herein, is accurate as of the date of publication and, with respect to data prepared by the Corporation or on behalf of the Corporation, that estimates and assumptions are currently appropriate and reasonable, but there can be no assurance as to the accuracy or completeness thereof. The accuracy and completeness of the market and economic data presented throughout this Prospectus, and in the documents incorporated by reference herein, are not guaranteed and the Corporation does not make any representation as to the accuracy of such data. Actual outcomes may vary materially from those forecasts in such reports or publications, and the prospect for material variation can be expected to increase as the length of the forecast period increases. Although the Corporation believes it to be reliable as of the date of publication, the Corporation has not independently verified any of the data from third-party sources referred to in this Prospectus, and in the documents incorporated by reference herein, analyzed or verified the underlying studies or surveys relied upon or referred to by such sources, or ascertained the underlying market, economic and other assumptions relied upon by such sources. Market and economic data are subject to variations and cannot be verified due to limits on the availability and reliability of data inputs, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey.

CAUTIONARY NOTE TO UNITED STATES INVESTORS
The Corporation is permitted under the MJDS to prepare this Prospectus, including the documents incorporated by reference herein and any prospectus supplement, in accordance with the requirements of Canadian securities law, which differ from the requirements of United States securities laws. The Corporation’s financial statements that are incorporated by reference into this Prospectus have been prepared in accordance with IFRS Accounting Standards, as issued by the IASB, and are presented in Canadian dollars. As a result, certain financial information included in or incorporated by reference in this Prospectus may not be comparable to financial information prepared by companies in the United States reporting under U.S. GAAP.
Disclosure regarding mineral reserve and mineral resource estimates included herein were prepared in accordance with Regulation 43-101 respecting Standards of Disclosure for Mineral Projects (“NI 43-101”) and applicable mining terms are as defined in accordance with the CIM Definition Standards on Mineral Resources and Reserves adopted by the Canadian Institute of Mining, Metallurgy and Petroleum Council (the “CIM Definition Standards”), as required by NI 43-101. Unless otherwise indicated, all mineral reserve and resource information incorporated by reference into this Prospectus have been prepared in accordance with the CIM Definition Standards, as required by NI 43-101.
NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. NI 43-101 differs from the disclosure requirements of the SEC applicable to United States companies. Accordingly, mineral resource and reserve information contained herein may not be comparable to similar information made public by United States companies reporting pursuant to SEC reporting and disclosure requirements.
DOCUMENTS INCORPORATED BY REFERENCE
Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar regulatory authorities in Canada. The following documents which have been filed by the Corporation with securities commissions or similar regulatory authorities in Canada, are specifically incorporated by reference into, and form an integral part of the Prospectus:
a.
the amended material change report dated February 3, 2025, in respect of an equity investment made by Canada Growth Fund  Inc. and the Government of Québec, via its agent Investissement Québec, in the Corporation for an aggregate amount of US$50 million, filed on SEDAR+ on February 3, 2025;

b.
the management discussion and analysis of the Corporation for the year ended December 31, 2024 (the “Annual MD&A”), filed on SEDAR+ on March 31, 2025;

c.
the consolidated audited annual financial statements of the Corporation as at and for the years ended December 31, 2024 and 2023, together with the notes thereto and the report of independent registered public accounting firm thereon (the “Annual Financial Statements”), filed on SEDAR+ on March 31, 2025;

d.
the annual information form of the Corporation dated March 31, 2025, for the fiscal year ended December 31, 2024 (the “AIF”), filed on SEDAR+ on March 31, 2025;

e.
the material change report dated April 3, 2025, in respect of the issue of the 2025 Updated Feasibility Study, filed on SEDAR+ on April 3, 2025;

f.
the Management Information Circular dated May 14, 2025, prepared in connection with the annual and special meeting of shareholders of the Corporation to be held on June 17, 2025, filed on SEDAR+ on May 15, 2025;

g.
the Condensed Consolidated Interim Unaudited Financial Statements for the three and six-month periods ended June 30, 2025 and June 30, 2024, together with the notes thereto (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”), filed on SEDAR+ on August 14, 2025; and

h.
the Management’s Discussion and Analysis of the Corporation for the six-month period ended June 30, 2025 (the “Interim MD&A” and, together with the Annual MD&A, the “MD&A”), filed on SEDAR+ on August 14, 2025.

Copies of the documents incorporated herein by reference are available electronically on SEDAR+ at www.sedarplus.ca under the Corporation’s issuer profile, and may also be obtained on request without charge from the Vice-President, Legal Affairs and Corporate Secretary of the Corporation at 481 Brassard Street, Saint-Michel-des-Saints, Québec J0K 3B0, phone: 1-450-757-8905. Documents filed with, or furnished to, the SEC are available through the SEC’s Electronic Data Gathering and Retrieval System (“EDGAR”) at www.sec.gov. The Corporation’s filings through SEDAR+ and EDGAR are not incorporated by reference in this Prospectus except as specifically set forth herein
Any AIF, annual or interim financial statements and related MD&As, material change report (other than a confidential material change report), business acquisition report, information circular or any other disclosure documents required to be incorporated by reference herein under Regulation 44-101 respecting Short Form Prospectus Distributions filed by the Corporation with any securities commission or similar regulatory authority in Canada subsequent to the date of this Prospectus and prior to the termination of any particular offering of Securities under this Prospectus and the relevant Prospectus Supplement shall be deemed to be incorporated by reference into this Prospectus, as well as any other document so filed by the Corporation which expressly states it to be incorporated by reference into this Prospectus. In addition, to the extent any such document is included in any report on Form 6-K furnished to the SEC or in any report on Form 40-F filed with the SEC, such document shall be deemed to be incorporated by reference as an exhibit to the registration statement on Form F-10 (of which this Prospectus forms a part (in the case of any report on Form 6-K, if and to the extent expressly set forth in such report). In addition, the Corporation may incorporate by reference into the registration statement on Form F-10 of which this Prospectus forms a part, information from documents that the Corporation files with or furnishes to the SEC pursuant to Section 13(a) or 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the extent that such documents expressly so state. The documents incorporated or deemed to be incorporated herein by reference contain meaningful and material information relating to the Corporation and readers should review all information contained in this Prospectus, the applicable Prospectus Supplement and the documents incorporated or deemed to be incorporated by reference herein and therein.
Any statement contained in the Prospectus or in a document (or part thereof) incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of the Prospectus, to the extent that a statement contained in the Prospectus or in any subsequently filed document (or part thereof) that also is, or is deemed to be, incorporated by reference in the Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of the Prospectus. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document which it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be considered in its unmodified or superseded form to constitute part of the Prospectus; rather, only such statement as so modified or superseded shall be considered to constitute part of the Prospectus.
Upon a new AIF and corresponding annual financial statements and related MD&As being filed by the Corporation with securities commissions or similar regulatory authorities in Canada during the currency of this Prospectus, the previous AIF and corresponding annual financial statements and related MD&As, all interim financial statements and MD&As, and all material change reports filed prior to the commencement of the then current financial year will be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities hereunder.
Upon each new filing of interim financial statements and related MD&As filed with securities commissions or similar regulatory authorities in Canada during the currency of this Prospectus, the previous interim financial statements and MD&As filed prior to the commencement of the then current interim period will be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities hereunder.

A Prospectus Supplement or Prospectus Supplements containing the specific terms for an issue of Securities will be delivered to purchasers of the Securities together with this Prospectus to the extent required by applicable securities laws and will be deemed to be incorporated by reference into this Prospectus as of the date of such Prospectus Supplement but only for the purposes of the Securities issued thereunder.
In addition, certain marketing materials (as that term is defined in applicable Canadian securities legislation) may be used in connection with a distribution of Securities under this Prospectus and the applicable Prospectus Supplement(s). Any “template version” of “marketing materials” (as those terms are defined in applicable Canadian securities legislation) pertaining to a distribution of Securities, and filed by the Corporation after the date of the Prospectus Supplement for the distribution and before termination of the distribution of such Securities, will be deemed to be incorporated by reference in that Prospectus Supplement for the purposes of the distribution of Securities to which the Prospectus Supplement pertains.
The Corporation has not provided or otherwise authorized any other person to provide investors with information other than as contained or incorporated by reference in this Prospectus or any Prospectus Supplement. If an investor is provided with different or inconsistent information, such investor should not rely on it.
AVAILABLE INFORMATION
In addition to the continuous disclosure obligations under the securities laws of the provinces of Canada, the Corporation is subject to the informational requirements of the Exchange Act and in accordance therewith file reports and other information with the SEC. Under the MJDS, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. As a foreign private issuer, the Corporation is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and the Corporation’s officers and directors are exempt from the reporting and short swing profit recovery provisions contained in Section 16 of the Exchange Act. Some of the documents that we file with or furnish to the SEC are electronically available from EDGAR and may be accessed at www.sec.gov.
The Corporation is concurrently filing with the SEC a registration statement on Form F-10 (“Registration Statement”) under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), with respect to the Securities. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Corporation and the Securities offered in this Prospectus, reference is made to the Registration Statement and to the schedules and exhibits filed therewith. Statements contained in this Prospectus as to the contents of certain documents are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. You may refer to the Registration Statement and the exhibits to the registration statement for further information with respect to the Corporation and the Securities.
THE CORPORATION
Name and Incorporation
The Corporation was formed on December 31, 2012 pursuant to the Canada Business Corporations Act (“CBCA”) under the name “Nouveau Monde Mining Enterprises Inc. / Entreprises Minières du Nouveau Monde Inc.” as a result of the amalgamation of “Tucson Acquisition Corporation”, a capital pool company, and “New World Mining Enterprises Inc. / Entreprises Minières du Nouveau Monde Inc.”, a private company located in Gatineau, Québec. On February 6, 2017, the Corporation filed articles of amendment in order to change its name to “Nouveau Monde Graphite Inc.”. On March 24, 2021, the Corporation filed articles of amendment in order to implement a consolidation (reverse stock split) of its outstanding Common Shares on the basis of one new Common Share for every ten currently outstanding Common Shares.
The Corporation’s head and registered office is located at 481 Brassard Street, Saint-Michel-des-Saints, Québec, J0K 3B0.

Intercorporate Relationships
As of the date of this Prospectus, the Corporation has four subsidiaries (equity ownership indicated in brackets below) namely:
(a)
Nouveau Monde District Inc., incorporated on May 25, 2017 under the CBCA (100%); this subsidiary holds properties in Saint-Michel-des-Saints (Québec) and is expected to continue purchasing other properties if need be;

(b)
Nouveau Monde Europe Limited, incorporated on October 12, 2020 under the Companies Act 2006 (United Kingdom) (100%);

(c)
NMG Matawinie Inc., incorporated on June 20, 2025 under the CBCA (100%); and

(d)
NMG Bécancour Inc., incorporated on June 20, 2025 under the CBCA (100%).

The following chart illustrates the aforementioned intercorporate relationships between the Corporation and its material subsidiaries as at the date of this Prospectus:
General Business Activities
Prospective investors should read the more detailed information regarding the description of the business of the Corporation contained in the AIF, the Financial Statements and the documents incorporated by reference herein.
The Corporation is an integrated company developing responsible mining and advanced processing operations to supply the global economy with carbon-neutral graphite concentrate and anode material to power electric vehicles (“EV”) and energy storage systems. The Corporation is developing a fully integrated ore-to-battery-material source of graphite-based active anode material in Québec, Canada. With recognized ESG standards and structuring partnerships, the Corporation is set to become a strategic supplier to the world’s leading lithium-ion battery and EV manufacturers, providing advanced materials.
The Corporation is carrying out a phased-development plan for its Matawinie Mine and Bécancour Battery Material Plant (respectively, with the applicable demonstration plants, the “Matawinie Mine Project” and “Bécancour Battery Material Plant Project”) to derisk its projects and advance towards FID in view of commercial operations. To support growth and customers’ demand beyond its Phase 2, the Corporation is planning the development of the Uatnan Mining Project targeted as the Corporation’s Phase-3 expansion.
Projects Overview
Matawinie Mine Project
To support the development of the commercial operations of the Matawinie Mine Project (“Phase-2 Matawinie Mine”), the Corporation has optimized its processes, product, and operational practices using its Phase-1 demonstration plant. The Corporation is advancing detailed engineering, construction planning, and procurement activities, as well as the project financing structure with the various financial stakeholders engaged in the project to reach a final investment decision (“FID”) and launch construction of the Phase-2 Matawinie Mine.

A positive FID is dependent on the financing structure in light of the 2025 Updated Feasibility Study, updated financial model, the conclusions of the due diligence processes and negotiations with the various financial stakeholders, including offtake and project-related agreements with customers.
Phase 1 — Matawinie Mine Demonstration Plant
Concentrator Demonstration Plant	In operation to support product sampling and qualification to customers’ specifications.
Phase 2 — Matawinie Mine
Mining decree obtained.
Some groundworks completed, in preparation for launch of construction upon a positive FID.
Completion and issuance of the 2025 Updated Feasibility Study reflecting advancement in engineering, technological development, project optimizations, and the economics model.
Detailed engineering, construction planning, and procurement strategy advancing in parallel to project financing.

Bécancour Battery Material Plant Project
To support the development of the Bécancour Battery Material Plant (“Phase-2 Bécancour Battery Material Plant”), the Corporation continues optimizing its processes, products, and operational practices to align with the technical requirements of its customers using its Phase-1 demonstration plants and third party facilities; refining environmental performance and operational parameters of the chemical purification technology; and advancing engineering, and progressing with the project financing activities with the various financial stakeholders to reach FID and launch construction of the Phase-2 Bécancour Battery Material Plant.
A positive FID is dependent on the financing structure in light of the 2025 Updated Feasibility Study, updated financial model, the conclusions of the due diligence processes and negotiations with the various financial stakeholders, including bankable offtake agreements and the project-related agreements with customers.
Phase 1 — Battery Material Demonstration Plants
Shaping Demonstration Plant	In operation to support product sampling and qualification.
Purification Demonstration Plant	Decommissioning of the facility on-going in light of technology change.
Coating Demonstration Plant	In operation to support product sampling and qualification.
Phase 2 — Bécancour Battery Material Plant	Completion and issuance of the 2025 Updated Feasibility Study. Continuing advancement in engineering, technological development and project optimizations.
Uatnan Mining Project
To support the advancement of the Uatnan mining project (the “Uatnan Mining Project”), the Corporation plans to continue engaging with the Innu First Nation of Pessamit to establish a collaboration model; in view of advancing a feasibility study along with an environmental and social impact assessment. Additional funding will be required to support this development. The Corporation also aims at formalizing commercial engagement for this contemplated production.
The development of the project leading to governmental authorizations is dependent on positive studies results, successful public consultation and First Nation engagement, favorable market demand, and commercial interest.

Phase 3 — Uatnan Mining Project	The 2023 Uatnan Mining Property Report was completed; detailed work plan for subsequent studies ready for deployment. Assessment of potential sites for processing plants initiated.
Matawinie Mine Project
The Corporation mandated engineering firm BBA Inc. (“BBA”), with the support of various technical consultants, to carry out the 2025 Updated Feasibility Study covering the Phase-2 Matawinie Mine and Bécancour Battery Material Plant projects. Parameters of the previous 2022 feasibility study (the “2022 Feasibility Study”) were revised to reflect the advancement in engineering and project design and updated financial parameters. The project is now progressing toward FID.
Project highlights for the Matawinie Mine include:
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Life of mine (“LOM”): 25 years

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Stripping ratio (LOM): 1.16:1

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Nominal annual processing rate: 2.56M metric tonnes

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Average recovery: 93%

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Nominal annual graphite concentrate production: 105,882 metric tonnes

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Finished product purity: 97.5% Ct

•
CAPEX: US$415M

•
Annual OPEX: US$44M

A governmental decree authorizes the project and provides the Corporation with the regulatory requirements to build and operate the Phase-2 Matawinie Mine, upon positive FID and project financing. The Corporation works collaboratively with various authorities to plan and advance the permitting process for the various construction and operation activities.
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The Corporation has requested an amendment to the government decree to clarify certain operating conditions. The main adjustment concerns the maximum authorized tonnage, which would be increased from 100,000 tonnes per annum (“tpa”) to a maximum of 106,000 tpa based on the peak production years in the 2025 Updated Feasibility Study, as well as the resulting adjustments to operations. The request is in active review with the authorities.

•
Numerous permit/authorization applications for the upcoming construction have been submitted in line with the project execution schedule.

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Various mitigation measures, environmental initiatives and sub-project components for the community are being advanced in line with commitments and obligations detailed in the governmental decree and/or permitting requirements.

The Corporation is advancing under an integrated project team (“IPT”) model where the Corporation’s owner team is assisted by strategic partners in engineering, procurement, construction management and project controls. The IPT strategy offers several advantages, including greater control over the project’s direction as well as reduced project management and engineering costs.
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Detailed engineering is progressing with AtkinsRealis (concentrator), SRK Consulting (tailings and environmental infrastructure) and BBA (mining infrastructure), supporting the preparation of purchase orders for vendor engineering and long-lead items.

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The 120kV electrical substation contract was awarded to ABB. ABB will lead construction of the substation as the primary connection point between the mining site and Hydro-Québec’s hydropower line, enabling full electrification of the Matawinie Mine using renewable energy. Dedicated ABB technical experts will oversee engineering, supply, commissioning, and start-up of the substation.

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Additional procurement activities are being deployed in preparation of the first construction packages now ready for tendering, including direct meetings with local and Indigenous businesses representatives to document the capacity, service offerings, and availability of businesses in the region.

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With Pomerleau’s assistance, construction preparation is outlining the execution plan, detailed construction sequence and schedule, contracting strategy, as well as health and safety, environment, and quality programs.

Since obtaining the mining decree and the construction authorizations for early works, the Corporation has prepared the site, namely by:
•
Carrying out tree clearing, ensuring wetland compensation, and completing key environmental infrastructure (water ditches, collecting basin, overburden stockpile) for the industrial platform.

•
An 8-km access road was built to connect the mine to the local highway.

The site is shovel-ready for the start of construction, upon a positive FID, project financing, and construction authorizations.
Matawinie Property
The Matawinie Graphite Property includes 176 exclusive exploration rights forming two (2) non-contiguous claim blocks totalling 9,263.68 hectares as of December 31, 2024 (this information has not changed as at the date of this Prospectus) (the “Matawinie Property”). The Tony claims block, which is part of the Matawinie Property and which is also known as the “Mining Property”, consists of 159 contiguous map-designated exclusive exploration rights totalling 8,266.43 hectares as of the date of this Prospectus. The main objective of exploration work on the Mining Property entails the identification of graphite mineralization with the goal to economically extract this critical and strategic mineral. The Corporation’s Matawinie Mine Project is at a development stage with ongoing detail engineering and construction planning activities targeting the Mining Property’s West Zone, the subject of the 2025 Updated Feasibility Study. Other exploration stage mineralized zones are also present on the Mining Property. Defined terms and abbreviations used in this section and not otherwise defined in this Prospectus have the meanings attributed to them in the 2025 Updated Feasibility Study.
The Mining Property is located approximately 120 km as the crow flies North of Montréal, Québec in the Saint-Michel-des-Saints area. The Mining Property, including the West Zone, is easily accessible using the Corporation’s newly built approximately 8-km access road connected to the local highway and is close to high quality infrastructure, including paved roads, high voltage power lines, and the community, which counts skilled laborers and contractors, which are needed for industrial activities. The Mining Property is in proximity to Montréal metropolitan area, which also has a considerable pool of nearby labor and suppliers of goods and services.
Phase-2 Matawinie Mine
Following the issuance of the NI 43-101 Updated Technical Feasibility Study Report for the Matawinie Mine and Bécancour Battery Material Plant Integrated Graphite Projects (the “2025 Updated Feasibility Study”), the results of which were announced by the Corporation on March 25, 2025 (see “Description of the Mineral Projects — The Matawinie Mine Project” in the AIF), the Corporation is pursuing the development of the Phase-2 Matawinie Mine in preparation for FID. Detailed engineering, negotiation of contracts with key suppliers, preparation of call for tenders for construction, value engineering, electrification planning, and schedule optimization are ongoing to advance the project. Upon a positive FID, the Matawinie Mine could be built and enter commercial production in less than three years.

While the base case of the 2025 Updated Feasibility Study presents a diesel operation, the Corporation is advancing its electrification strategy with the objective of having both mining and concentration operations become fully electric when the machinery and equipment reaches viable technical and economic parameters. The Corporation is pursuing this opportunity via a collaboration with Caterpillar Inc. for the development of an integrated zero-emission solution for the Matawinie Mine encompassing the fleet, charging and energy storage infrastructure, as well as maintenance service. Definitive agreements between the Corporation and Caterpillar provide a framework for the research and development of equipment, preferential supply arrangements once such machines become commercially available, and fleet leasing or acquisition via Caterpillar’s Job Site Solutions (see “Three-Year History — Fiscal Year Ended December 31, 2023 —  Agreements with Caterpillar” in the AIF).
•
A calendar is established to deploy early learners and/or pilot models, to test equipment in actual terrain and weather, and to plan the gradual transition to zero-emission machines.

•
Technical teams work in close collaboration to inform technology development and reflect contemplated electric operations into the design of the mining infrastructure, charging network, operational plan, and energy management strategies.

As per the Corporation’s mandate, Hydro-Québec, the state-owned corporation that produces, transports, and delivers power, is actively planning the construction of the 120-kV dedicated electrical line that will supply the mine site with clean hydroelectricity.
Flake Concentration Demonstration Plant — Phase 1
The Corporation operates a graphite flake concentration demonstration plant (the “Concentrator Demonstration Plant”) since September 2018 for sampling and qualification of the product purposes. The Concentrator Demonstration Plant produces natural graphite concentrate using mineralization from the West Zone deposit, part of its Matawinie Property. In addition to demystifying the future mining operations for the local community, the operation has allowed the Corporation to:
•
qualify the Corporation’s graphite products and establish a sale records;

•
test and improve processes for commercial operations;

•
test new technologies of tailings management and site restoration; and

•
train employees and promote future employment opportunities to local labor.

Graphite concentrate is produced with ore extracted from the West Zone Deposit of the Matawinie graphite property with grades between 95-98% Cg (as per technical requirements). The production serves as the feedstock for the Corporation’s Phase-1 battery material demonstration plants and as samples for potential customers interested in flake graphite. A formal request to authorize an additional 10,000 tpa of bulk ore sampling has been submitted to the government to extend the production of samples at Phase-1 facilities.
Bécancour Battery Material Plant Project
The Bécancour Battery Material Plant is planned to become the Corporation’s advanced processing platform, expected to be located in the heart of Québec’s “battery valley” and within an established industrial park equipped with key industrial infrastructure as well as hydroelectricity, an international port, railway, and expressway.
Phase-1 Battery Material Demonstration Plant
The Bécancour Battery Material Plant Project is set to produce a wide range of graphite-based advanced materials through onsite shaping, purification, and coating transformation units. The Corporation is testing and operating its Phase-1 Battery Material Demonstration Plants along with tests at third-party facilities for these refining processes, thus informing the engineering of the planned Phase-2 facility. Shaping, purification, and coating modules at the Corporation’s Phase-1 facilities and partnering facilities produce samples of varying specifications to inform engineering of the Phase-2 Bécancour Battery Material Plant Project, support qualification efforts, and optimize technological and operational parameters of advanced refining processes.

•
Multiple samples produced during the period to support product qualifications with customers and other tier-1 battery/EV manufacturers.

•
Site visits by customers enabling the harmonization of test protocols at the Corporation’s battery laboratory.

Shaping Demonstration Plant
The Corporation has been operating a demonstration plant in Saint-Michel-des-Saints since February 2020 (the “Shaping Demonstration Plant”). The Shaping Demonstration Plant allows the Corporation to optimize the process parameters for two essential aspects of the future anode material production, micronization and spheronization, to manufacture dense spherical graphite particles with the highest possible yield and throughputs using as feedstock the high-purity flake concentrate from the Concentrator Demonstration Plant.
The micronization process typically uses jet or hammer mills to decrease graphite concentrate flakes to the desired size. Spheronization modifies the micronized graphite further by rounding the graphite shape in preparation for use as battery anode material. The Corporation’s Shaping Demonstration Plant uses flake concentrate feedstock from its Concentrator Demonstration Plant and processes it through a micronization system to decrease the average flake size.
Purification Demonstration Plant
Testing protocols and sample production based on the Corporation’s proprietary thermochemical technology were completed in Q1-2025 at the purification demonstration plant (the “Purification Demonstration Plant”). The Corporation is decommissioning this facility in light of technology changes and as the industrial space lease nears its end; management anticipates the closure of this facility to be completed by Q3-2025.
Following testing at the Purification Demonstration Plant and continued testing at third-party sites, trade-off analyses and process optimization, the Corporation has selected the prevalent chemical purification technology for its future Phase-2 Bécancour Battery Material Plant. Commercial operations in Asia and the Western World have demonstrated the performance and efficiency of this technology in line with battery manufacturers’ requirements; thus, significantly reducing the technological risks for the project. Optimization of this purification process to refine environmental performance, as well as operational and financial parameters along with sample production are being carried out at partnering facilities to support engineering and commercialization efforts.
Coating Demonstration Plant
The final process step to produce coated anode material consists of the application of an amorphous carbon coating on the surface of the ≥99.90% Cg spheronized purified graphite, from a carbon precursor in order to minimize the surface area and improve the stability of the SEI (solid-electrolyte-interface) and optimize the cycle life and long-term performance in the battery system. The Corporation has advanced the deployment of its coated spherical purified graphite (“CSPG”) production and has produced CSPG as per potential customers’ specifications with its Phase 1 coating line in Saint-Michel-des-Saints (the “Coating Demonstration Plant” and, collectively with the Shaping Demonstration Plant and the Purification Demonstration Plant, the “Battery Material Demonstration Plants”.)
Phase-2 Bécancour Battery Material Plant
The Corporation owns a 200,000 m2 land in the Bécancour industrial park in Québec, Canada, where the Corporation intends to build its integrated processing plant, for active anode material production. Approximately 150 km northeast of Montréal, close to the Saint Lawrence River, the site provides robust local infrastructure with a direct supply of chemicals from nearby producers, affordable hydroelectricity, and a regional pool of skilled workforce.

The Bécancour Battery Material Plant is designed to receive Matawinie’s graphite concentrate production in preparation for commercial distribution. The 2025 Updated Feasibility Study has refined production and financial parameters to align with the Corporation’s customers’ product specifications, technological development, the change of purification process, and advancement in engineering and project design. The project is now focused on engineering to advance its development in view of progressing toward FID, see “Three-Year History — Fiscal Year Ended December 31, 2024 and up to the date of this Annual Information Form — Private Placement and Offtakes” in the AIF.
Project highlights for the Bécancour Battery Material Plant include:
•
Annual average production: 44,100 tonnes of active anode material and 43,334 tonnes of micronized byproduct

•
Finished product purity: ≥99.90%

•
CAPEX: US$911M

•
Annual OPEX: US$124M

The Corporation’s IPT execution model extends to the Bécancour Battery Material Plant to advance the project development to FID and construction upon a favorable investment decision.
•
BBA that carried out the 2025 Updated Feasibility Study is set to advance to detailed engineering upon successful contract negotiations with the support of various specialized consultants with direct experience in graphite processing.

Preliminary works — tree clearing, on-site road construction, site grading — were carried out in 2024.
For further details on the risk factors associated with the Bécancour Battery Material Plant Project, see “Risk Factors” in the AIF.
Project Timeline
With the issuance of the 2025 Updated Feasibility Study, the Corporation is now preparing the FID for the Phase-2 Matawinie Mine and for the Phase-2 Bécancour Battery Material Plant, subject to their respective technical, commercial and financing parameters. Since the launch of project financing efforts, the Corporation has received cumulative expressions of interest from potential lenders, customers and institutional equity investors of approximately $1.6 billion for its project financing. The Corporation is also exploring various financing and commercial scenarios to lessen risk exposure in light of current geopolitical conditions, including the possibility of sequencing financing stages.
•
The Corporation is set to present to said financial partners the results of the 2025 Updated Feasibility Study, on-going due diligence exercises, and information on the project execution strategy and risk management, with a view to formalize their participation in the project financing.

•
In the project financing, the Corporation is assisted by Société Générale as the debt advisor and BMO Capital Markets as the strategic equity advisor.

•
Although the Corporation believes that FID will occur, no assurance can be given that those expressions of interest will be converted into a positive FID.

Uatnan Mining Project
On January 21, 2024, the Corporation entered into an asset purchase agreement with Mason Resources Inc., formerly known as Mason Graphite Inc. (“Mason”) for the acquisition of the assets of the mining project for the Lac Guéret graphite deposit (the “Uatnan Property”), targeted for the development of the Uatnan Mining Project (the “Asset Purchase Agreement”). The consideration for the acquisition of the Uatnan Property was payable in 6,208,210 Common Shares and a subsequent payment of $5,000,000 to be made to Mason at the start of commercial production of the contemplated Uatnan Mining Project. The transaction closed on January 31, 2024.

On February 24, 2023, the Corporation and Mason issued the preliminary economic assessment entitled NI 43-101 Technical Report — PEA Report for the Uatnan Mining Project, in accordance with NI 43-101 and effective as of January 10, 2023 (“2023 Uatnan Mining Project Report”), for the new Uatnan Mining Project. The Corporation and its consultants revisited all components of Mason’s original mining project to align the development of the Uatnan Property with today’s market opportunity and potential customers’ requirements. The most recent technical report from Mason (SEDAR+, Feasibility Study Update of the Lac Guéret Graphite Project issued on December 11, 2018) planned for a production of 51,900 tpa of graphite concentrate, with the concentrator and tailings facility located offsite in the City of Baie-Comeau, approximately 285 km to the south by road from the mining operations.
The 2023 Uatnan Mining Project Report optimizes the Mineral Resources and aims to expand the original mining project tenfold by targeting the production of approximately 500,000 tpa of graphite, entirely destined for the anode material manufacturing market. The concentrator has been relocated to be near the deposit with electrical needs to be sourced from the Manic-5 hydroelectric power station, located 70 km away.
The Uatnan Property lies on the southwestern shore of the Manicouagan Reservoir, within the Rivière-aux-Outardes municipality, located in the Côte-Nord Administrative Region, Québec, Canada, approximately 220 km as the crow flies, north north-west of the City of Baie-Comeau. This town is the nearest accessible community of significant size. Considering the significant modifications to Mason’s original project, the Corporation initiated a name change with the collaboration of the Innu First Nation of Pessamit. The deposit is located on the Nitassinan, the Innu of Pessamit’s ancestral territory, in a sector referred to as Ka uatshinakanishkat meaning “where there is Tamarack”. Hence, the name Uatnan meaning Tamarack, a conifer prominent in the area, was chosen to identify the property and project. The graphite deposit identified on the property is still referred to as the Lac Guéret deposit and is centred on 51°07’N and 69°05’W. As of the date of the 2023 Uatnan Mining Project Report, the Uatnan Property consisted of 74 exclusive exploration rights, of which 71 were located on NTS topographic map sheet 22N03 and three on sheet 22K14. At that time, the Uatnan Property covered an area of 3,999.52 ha, all of which were 100% in the interest of the Corporation with the exclusive exploration rights (74 exclusive exploration rights) in good standing. The exclusive exploration rights have not had any legal surveys. All exclusive exploration rights are map-staked claims and are registered in the Québec GESTIM database. The Corporation has since acquired interest in 131 additional exclusive exploration rights in the area totaling 7,083.43 ha which are now part of the Uatnan Property. The Uatnan Property now comprises of 205 exclusive exploration rights covering 11,082.95 ha.
As of the date of the 2023 Uatnan Mining Project Report, a mining lease request for the future mine was being evaluated by the Ministère des Ressources naturelles et des Forêts du Québec (“MRNF”) and the validity of three (3) affected exclusive exploration rights (EER1037522, EER 1040768 and 1040769) was suspended as part of the normal evaluation procedure.
The Asset Purchase Agreement supersedes and terminates the investment agreement dated May 15, 2022 (the “Investment Agreement”) and the option and joint venture agreement dated July 20, 2022 to explore the potential development of the Uatnan Property. Following the successful initial closing of the Investment Agreement with Mason, the Corporation and Mason initiated the 2023 Uatnan Mining Project Report on the Uatnan Property with BBA and GoldMinds Geoservices Inc. On the basis of the positive results of the 2023 Uatnan Mining Project Report, the Corporation intends to launch a feasibility study reflecting the updated operational parameters.
Targeted as the Corporation’s Phase-3, the 2023 Uatnan Mining Project Report aligns with the Corporation’s growth strategy with a view to establishing a large and fully vertically integrated natural graphite production, from ore to battery materials, at the western markets’ doorstep.
R&D Ecosystem and Industry Leadership
The Corporation maintains a portfolio of R&D projects to refine its line of specialty products based on market demands and innovations. The Corporation is exploring R&D avenues in advanced graphite materials through collaborations with experts from McGill University, Institut national de la recherche scientifique (Québec) and the University of Sherbrooke, focusing on new precursors, coating technologies, and eco-friendly processes. These projects aim to enhance graphite performance, reduce environmental impact, lower production costs, and valorize residual and bio-sourced materials.

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1In June 2024, the Corporation was awarded a $500,000 research grant from the MRNF to develop a versatile next-generation active anode material that meets the highest performance standards without sacrificing production yield.

•
The Corporation pursues its intellectual property strategy for its proprietary technologies.

As a member of the Global Battery Alliance, a World Economic Forum initiative, dedicated to helping establish a sustainable battery value chain, the Corporation participates in the development of the Battery Passport. Battery traceability is becoming increasingly important as governments and consumers seek assurance of responsible production and transparent information on key ESG metrics related to mining, processing, manufacturing, and recycling along the battery value chain.
RECENT DEVELOPMENTS
On January 16, 2025, the Corporation announced that it received the final approval of the TSX for the uplisting of Common Shares of the capital of the Corporation on the TSX board, having met the necessary listing requirements, including the filing of all required documentation. Effective as of January 20, 2025, the Common Shares began trading on the TSX under the ticker symbol “NOU”. In conjunction with the graduation to the TSX, the Common Shares were voluntarily delisted from the TSXV, and will no longer trade on the TSXV, effective at the market close on January 17, 2025.
The Corporation issued the results of the 2025 Updated Feasibility Study. Conducted by BBA and various specialized consultants, the 2025 Updated Feasibility Study pulled from the Corporation’s 2022 Feasibility Study and updated key parameters in light of technological development, project optimizations, engineering advancement, and updated economic factors.
Results of the 2025 Updated Feasibility Study indicate that the Corporation Phase 2 is technically feasible as well as economically viable. Upon a positive FID, the Matawinie Mine and Bécancour Battery Material Plant could be built and enter commercial production within less than three years. Considering that its project financing, nearly 100% of its revenue, a significant amount of its capital expenditures and interest expenses are expected to be denominated in U.S. dollars, the Corporation has aligned the 2025 Updated Feasibility Study financial metrics with this currency, enabling a better representation of the underlying economic realities of the cash flows associated with this integrated project and the associated capital structure. The Corporation’s integrated production model, covering the full value chain from mining to advanced processing, is designed to cater to the EV and energy storage market with a turnkey, local source of natural graphite active anode material. The Corporation has signed offtake agreements with its customers covering more than 80% of the Corporation’s planned Phase-2 production of active anode material. These offtake agreements with its customers contain conditions precedent which require the Corporation to have made a positive decision with respect to FID and entered into certain other project-related agreements by certain fixed dates, failing which the customers may terminate their agreements with the Corporation. Those dates have exceeded. The termination of either of those agreements would have a material adverse impact on the Corporation’s business, ability to obtain additional financing, financial performance and operations.
CONSOLIDATED CAPITALIZATION
There has been no material change in the capitalization of the Corporation since the date of its most recently filed financial statements, being the Interim Financial Statements.
The applicable Prospectus Supplement will describe any material change, and the effect of such material change, on the share and loan capitalization of the Corporation that will result from the issuance of Securities pursuant to such Prospectus Supplement.

USE OF PROCEEDS AND OTHER AVAILABLE FUNDS
Unless otherwise specified in a particular Prospectus Supplement, the net proceeds from the sale of Securities will be used to fund the construction, commissioning, working capital and reserves funds of the Matawinie Mine Project, the Bécancour Battery Material Plant Project and the Uatnan Mining Project and also for general corporate purposes. Each Prospectus Supplement will contain specific information concerning the use of proceeds from that sale of Securities. See “Risk Factors” in this Prospectus and in the documents incorporated by reference in this Prospectus.
The Corporation has no history of revenues from its operating activities. Each amount in this paragraph is in thousands of dollars. The Corporation’s cash and cash equivalents amounted to $106,296, $36,332, and $59,924 as at December 31, 2024, as at December 31, 2023, and as at December 31, 2022 respectively. During the fiscal years ended December 31, 2024, December 31, 2023 and December 31, 2022, the Corporation had negative cash flow usage from operating activities of $51,953, $39,515, and $44,881, respectively. For the fiscal year ended December 31, 2024, the Corporation has had an average monthly cash expenditure rate of approximately $5,501, per month, including addition to property, plant and equipment, intangible assets, deposit to suppliers and all operating expenses and development costs. For the fiscal year ended December 31, 2024, the Corporation recorded a net loss and comprehensive loss of $73,285. As of December 31, 2024, the Corporation had working capital $67,030 and current liabilities of $46,976. The Corporation anticipates it will continue to have negative cash flow from operating activities in future periods at least until commercial production is achieved at the Matawinie Mine Project and/or the Bécancour Battery Material Plant Project. To the extent that the Corporation has negative operating cash flows in future periods, the Corporation may need to allocate a portion of its existing working capital to fund such negative cash flow or the Corporation may adjust the expenditure rate to preserve liquidity.
EARNINGS COVERAGE RATIOS
If the Corporation offers debt securities having a term to maturity in excess of one year or preferred shares under any applicable Prospectus Supplement, the applicable Prospectus Supplement will include earnings coverage ratios giving effect to the issuance of such Securities.

DESCRIPTION OF COMMON SHARES
The holders of Common Shares are entitled to vote at all shareholder meetings. They are also entitled to dividends, if, as and when declared by the Board of Directors and, upon liquidation or winding-up of the Corporation, to share the residual assets of the Corporation. The Common Shares do not have any pre-emptive, conversion or redemption rights, and all have equal voting rights. There are no special rights or restrictions of any nature attached to any of the Common Shares, all of which rank equally as to all benefits which might accrue to the holders of the Common Shares.
DESCRIPTION OF DEBT SECURITIES
The Debt Securities may be issued in one or more series under an indenture (the “Indenture”) to be entered into between the Corporation and one or more trustees (the “Trustee”) that may be named in a Prospectus Supplement for a series of Debt Securities. To the extent applicable, the Indenture will be subject to and governed by the United States Trust Indenture Act of 1939, as amended. A copy of the form of the Indenture to be entered into has been or will be filed with the SEC as an exhibit to the registration statement and will be filed with the securities commissions or similar authorities in Canada when it is entered into. The Corporation may issue Debt Securities, separately or together, with Common Shares, Subscription Receipts, Warrants or Units or any combination thereof, as the case may be.
The description of certain provisions of the Indenture in this section do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of the Indenture. The following sets forth certain general terms and provisions of the Debt Securities. The particular terms and provisions of a series of Debt Securities offered pursuant to this Prospectus will be set forth in the applicable Prospectus Supplement, and the extent to which the general terms and provisions described below may apply to such Debt Securities will be described in the applicable Prospectus Supplement. This description may include, but may not be limited to, any of the following, if applicable.
•
the specific designation of the Debt Securities;

•
any limit on the aggregate principal amount of the Debt Securities;

•
the date or dates, if any, on which the Debt Securities will mature and the portion (if less than all of the principal amount) of Debt Securities to be payable upon declaration of acceleration of maturity;

•
the rate or rates (whether fixed or variable) at which the Debt Securities will bear interest, if any, the date or dates from which any such interest will accrue and on which any such interest will be payable and the record dates for any interest payable on the Debt Securities;

•
the terms and conditions under which the Corporation may be obligated to redeem, repay or purchase the Debt Securities pursuant to any sinking fund or analogous provisions or otherwise;

•
the terms and conditions upon which the Corporation may redeem the Debt Securities, in whole or in part, at its option;

•
the covenants applicable to the Debt Securities;

•
the terms and conditions for any conversion or exchange of the Debt Securities for any other securities;

•
the extent and manner, if any, to which payment on or in respect of the Debt Securities of the series will be senior or will be subordinated to the prior payment of other liabilities and obligations of the Corporation;

•
whether the Debt Securities will be secured or unsecured;

•
whether the Debt Securities will be issuable in the form of global securities (“Global Securities”), and, if so, the identity of the depositary for such Global Securities;

•
the denominations in which Debt Securities will be issuable, if other than denominations of US$1,000 or integral multiples of US$1,000;

•
each office or agency where payments on the Debt Securities will be made and each office or agency where the Debt Securities may be presented for registration of transfer or exchange;

•
if other than United States dollars, the currency in which the Debt Securities are denominated or the currency in which we will make payments on the Debt Securities;

•
material Canadian federal income tax consequences and United States federal income tax consequences of owning the Debt Securities;

•
any index, formula or other method used to determine the amount of payments of principal of (and premium, if any) or interest, if any, on the Debt Securities; and

•
any other terms, conditions, rights or preferences of the Debt Securities which apply solely to the Debt Securities.

If the Corporation denominates the purchase price of any of the Debt Securities in a currency or currencies other than United States dollars or a non-United States dollar unit or units, or if the principal of and any premium and interest on any Debt Securities is payable in a currency or currencies other than United States dollars or a non-United States dollar unit or units, the Corporation will provide investors with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of Debt Securities and such non-United States dollar currency or currencies or non-United States dollar unit or units in the applicable Prospectus Supplement.
Each series of Debt Securities may be issued at various times with different maturity dates, may bear interest at different rates and may otherwise vary.
The terms on which a series of Debt Securities may be convertible into or exchangeable for Common Shares or other securities of the Corporation will be described in the applicable Prospectus Supplement. These terms may include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of the Corporation, and may include provisions pursuant to which the number of Common Shares or other securities to be received by the holders of such series of Debt Securities would be subject to adjustment.
To the extent any Debt Securities are convertible into Common Shares or other securities of the Corporation, prior to such conversion the holders of such Debt Securities will not have any of the rights of holders of the securities into which the Debt Securities are convertible, including the right to receive payments of dividends or the right to vote such underlying securities.
DESCRIPTION OF SUBSCRIPTION RECEIPTS
This section describes the general terms that will apply to any Subscription Receipts that may be offered pursuant to this Prospectus and the relevant Prospectus Supplement. Subscription Receipts may be offered separately or together with Common Shares, Debt Securities or Warrants, as the case may be. The Subscription Receipts will be issued under a subscription receipt agreement.
The applicable Prospectus Supplement will include details of the subscription receipt agreement covering the Subscription Receipts being offered. A copy of the subscription receipt agreement relating to an offering of Subscription Receipts will be filed by the Corporation with securities regulatory authorities in Canada after being entered into. The specific terms of the Subscription Receipts, and the extent to which the general terms described in this section apply to those Subscription Receipts, will be set forth in the applicable Prospectus Supplement. This description will include, where applicable:
•
the number of Subscription Receipts;

•
the price at which the Subscription Receipts will be offered;

•
the procedures for the conversion of the Subscription Receipts into Common Shares, Debt Securities or Warrants;

•
the number of Common Shares, Debt Securities or Warrants that may be issued upon conversion of each Subscription Receipt;

•
the designation and terms of any other securities with which the Subscription Receipts will be offered, if any, and the number of Subscription Receipts that will be offered with each security;

•
terms applicable to the gross or net proceeds from the sale of the Subscription Receipts plus any interest earned thereon;

•
material Canadian federal income tax consequences of owning the Subscription Receipts; and

•
any other material terms and conditions of the Subscription Receipts.

The subscription receipt agreement covering the Subscription Receipts being offered will provide that any misrepresentation in this Prospectus, the applicable Prospectus Supplement, or any amendment hereto or thereto, will entitle each initial purchaser of Subscription Receipts to a contractual right of rescission following the issuance of the underlying Common Shares, Debt Securities or Warrants to such purchaser entitling the purchaser to receive the amount paid for the Subscription Receipts upon surrender of the underlying securities, provided that the remedy for rescission is exercised within the time frame stipulated by securities laws as set out in the subscription receipt agreement.
DESCRIPTION OF WARRANTS
This section describes the general terms that will apply to any Warrants for the purchase of Common Shares (the “Equity Warrants”) or for the purchase of Debt Securities (the “Debt Warrants”).
Warrants may be offered separately or together with other Securities, as the case may be. Each series of Warrants may be issued under a separate warrant indenture or warrant agency agreement to be entered into between the Corporation and one or more banks or trust companies acting as Warrant agent or may be issued as stand-alone contracts. The applicable Prospectus Supplement will include details of the Warrant agreements governing the Warrants being offered. The Warrant agent will act solely as the agent of the Corporation and will not assume a relationship of agency with any holders of Warrant certificates or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered under this Prospectus. The specific terms of the Warrants, and the extent to which the general terms described in this section apply to those Warrants, will be set forth in the applicable Prospectus Supplement. A copy of any warrant indenture or any warrant agency agreement relating to an offering of Warrants will be filed by the Corporation with the securities regulatory authorities in Canada after it has been entered into.
The Corporation will not offer Warrants or other convertible or exchangeable Securities for sale separately (as opposed to part of a Unit offering) to any member of the public in Canada unless the offering is in connection with and forms part of the consideration for an acquisition or merger transaction or unless a Prospectus Supplement containing the specific terms of the Warrants or other convertible or exchangeable Securities to be offered separately is first approved for filing by the securities commissions or similar regulatory authorities in each of the provinces of Canada where the Warrants will be offered for sale.
Equity Warrants
The particular terms of each issue of Equity Warrants will be described in the relevant Prospectus Supplement. This description will include, where applicable:
•
the designation and aggregate number of Equity Warrants;

•
the price at which the Equity Warrants will be offered;

•
the currency or currencies in which the Equity Warrants will be offered;

•
the date on which the right to exercise the Equity Warrants will commence and the date on which the right will expire;

•
the class and/or number of Common Shares that may be purchased upon exercise of each Equity Warrant and the price at which and currency or currencies in which the Common Shares may be purchased upon exercise of each Equity Warrant;

•
the terms of any provisions allowing for adjustment in (i) the class and/or number of Common Shares that may be purchased, (ii) the exercise price per Common Share, or (iii) the expiry of the Equity Warrants;

•
whether the Corporation will issue fractional shares;

•
the designation and terms of any Securities with which the Equity Warrants will be offered, if any, and the number of the Equity Warrants that will be offered with each Security;

•
the date or dates, if any, on or after which the Equity Warrants and the related Securities will be transferable separately;

•
whether the Equity Warrants will be subject to redemption and, if so, the terms of such redemption provisions;

•
whether the Corporation has applied to list the Equity Warrants and/or the related Common Shares on a stock exchange;

•
material Canadian federal income tax consequences of owning the Equity Warrants; and

•
any other material terms or conditions of the Equity Warrants.

Debt Warrants
The particular terms of each issue of Debt Warrants will be described in the relevant Prospectus Supplement. This description will include, where applicable:
•
the designation and aggregate number of Debt Warrants;

•
the price at which the Debt Warrants will be offered;

•
the currency or currencies in which the Debt Warrants will be offered;

•
the designation and terms of any Securities with which the Debt Warrants are being offered, if any, and the number of the Debt Warrants that will be offered with each Security;

•
the date or dates, if any, on or after which the Debt Warrants and the related Securities will be transferable separately;

•
the principal amount of Debt Securities that may be purchased upon exercise of each Debt Warrant and the price at which and currency or currencies in which that principal amount of Debt Securities may be purchased upon exercise of each Debt Warrant;

•
the date on which the right to exercise the Debt Warrants will commence and the date on which the right will expire;

•
the minimum or maximum amount of Debt Warrants that may be exercised at any one time;

•
whether the Debt Warrants will be subject to redemption, and, if so, the terms of such redemption provisions;

•
material Canadian federal income tax consequences of owning the Debt Warrants; and

•
any other material terms or conditions of the Debt Warrants.

DESCRIPTION OF UNITS
This section describes the general terms that will apply to any Units that may be offered pursuant to this Prospectus.
Units are a security comprised of more than one of the other Securities described in this Prospectus offered together as a “Unit”. A Unit is typically issued so the holder thereof is also the holder of each Security included in the Unit. Thus, the holder of a Unit will have the rights and obligations of a holder of each Security comprising the Unit. The agreement, if any, under which a Unit is issued may provide that the Securities comprising the Unit may not be held or transferred separately at any time or at any time before a specified date.
The particular terms and provisions of Units offered by any Prospectus Supplement, and the extent to which the general terms and provisions described below may apply to them, will be described in the Prospectus Supplement filed in respect of such Units. This description will include, where applicable: (i) the designation and terms of the Units and of the Securities comprising the Units, including whether and under what circumstances those Securities may be held or transferred separately; (ii) any provisions for the issuance, payment, settlement, transfer or exchange of the Units or of the Securities comprising the Units; (iii) whether the Units will be issued in registered or global form; and (iv) any other material terms and conditions of the Units.
PLAN OF DISTRIBUTION
The Corporation may from time to time during the 25-month period that this Prospectus, including any amendments hereto, remains valid, offer for sale and issue up to an aggregate of US$350,000,000 in Securities hereunder.
The Corporation may sell the Securities to or through underwriters, dealers or agents and, subject to applicable securities laws, may also offer the Securities directly to potential purchasers pursuant to applicable statutory exemptions at prices and upon terms negotiated between the purchasers (including any underwriters) and the Corporation.
In addition, the Securities may be offered and issued in consideration for the acquisition of other businesses, assets or securities by the Corporation. The consideration for any such acquisition may consist of the Securities separately, a combination of Securities or any combination of, among other things, Securities, cash and assumption of liabilities.
The applicable Prospectus Supplement will state the terms of its corresponding offering, including the name or names of any underwriters, dealers or agents, the initial offering price (in the event that the offering is a fixed price distribution), the manner of determining the initial offering price(s) (in the event the offering is made at prices which may be changed at market prices prevailing at the time of the sale, at prices related to such prevailing market prices or at negotiated prices, including sales in transactions that are deemed to be “at-the-market distributions” as defined in Regulation 44-102 — Shelf Distributions (“NI 44-102”), including sales made directly on the TSX, NYSE or other existing trading markets), the proceeds to the Corporation from the sale of the Securities, any underwriting discount or commission and any discounts, concessions or commissions allowed or reallowed or paid by any underwriter to other underwriters, dealers or agents. Any initial offering price and discounts, concessions or commissions allowed or reallowed or paid to dealers may be changed from time to time.
Underwriters, dealers or agents who participate in the distribution of the Securities may be entitled, under agreements to be entered into with the Corporation, to indemnification by the Corporation against certain liabilities, including liabilities under Canadian securities legislation and, if applicable, the U.S. Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Corporation in the ordinary course of business.
The Corporation and, if applicable, the dealers, underwriters or agents reserve the right to reject any offer to purchase any Securities offered, in whole or in part. The Corporation also reserves the right to withdraw, cancel or modify the offering of any Securities under this Prospectus and any Prospectus Supplement without notice.
The Securities may be sold, from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, including sales made directly on the TSX or other existing trading markets for the Securities. The prices at which the Securities may be offered may vary as between purchasers and during the period of distribution.
In connection with the sale of the Securities, underwriters, dealers or agents may receive compensation from the Corporation or from other parties, including in the form of underwriters’, dealers’ or agents’ fees, commissions or concessions. Underwriters, dealers and agents that participate in the distribution of the Securities may be deemed to be underwriters for the purposes of applicable Canadian securities legislation and any such compensation received by them from the Corporation and any profit on the resale of the Securities by them may be deemed to be underwriting commissions. In connection with any offering of Securities, other than an “at-the-market distribution” (unless otherwise specified in a Prospectus Supplement) the dealers, underwriters or agents may, when acting as an agent, over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.
The dealers, underwriters or agents, if applicable, may from time-to-time purchase and sell the Securities in the secondary market but are not obliged to do so. The Corporation’s outstanding Common Shares are listed and posted for trading on the TSX under the symbol “NOU” and on the NYSE under the symbol “NMG”.
Unless otherwise indicated in a Prospectus Supplement or pricing supplement, there is no market through which Debt Securities, Subscription Receipts, Warrants and Units may be resold and purchasers may not be able to resell the Securities purchased under this Prospectus. The offering price and other selling terms for any sales in the secondary market may, from time to time, be varied by the dealers, underwriters or agents.
PRIOR SALES
During the 12-month period prior to the date of this Prospectus, the Corporation issued securities as provided in the following table.
Issue Date	Number and Class of Securities	Issue Price or Exercise Price per Security ($)
August 20, 2024	25,000 Common Shares(1)	2.35
September 20, 2024	70,000 options	1.90
September 30, 2024	205,460 Other reserves(2)	1,59 USD
October 15, 2024	100,000 options	2.13
November 12, 2024	15,000 options	1.89
December 20, 2024	25,000 options	2.33
December 20, 2024	39,682,538 Common Shares(3)	1.26 USD
December 20, 2024	39,682,538 Warrants(3)	2.38 USD
December 31, 2024	193,072 Other reserves(2)	1.58 USD
March 31, 2025	194,684 Other reserves(2)	1.49 USD
April 1, 2025	1,922,500 options	2.14
June 23, 2025	50,000 options	2.36
June 30, 2025	178,531 Other reserves(2)	1.64 USD
July 25, 2025	139,516 Common Shares(1)	1.85

Notes:
(1)
Issued upon the exercise of options.

(2)
Accrued interest owed to Investissement Québec in connection with the private of unsecured Convertible Notes completed on November 8, 2022. The corresponding Common Shares will be delivered to the holder at the maturity, conversion or redemption of the Note to settle the accrued interests.

(3)
Issued pursuant to a private placement with Canada Growth Fund  Inc. and to Government of Quebec via Investissement Québec completed on December 20, 2024.

TRADING PRICE AND VOLUME
The Common Shares are listed and posted for trading on the TSX under the symbol “NOU” and the NYSE under the symbol “NMG”. On August  14, 2025 the last trading day before the filing of this Prospectus, the closing price of the Common Shares on the TSX was $2.92 and on the NYSE was US$2.14.

TSXV and TSX
The following table sets forth trading information for the Common Shares on the TSXV and the TSX (as reported by www.money.tmx.com) during the 12-month period prior to the date of this Prospectus.
Month	High ($)(3)	Low ($)(4)	Trading volume(5)
July 2024(1)	2.58	2.06	721,222
August 2024(1)	2.37	1.80	605,516
September 2024(1)	2.14	1.82	537,645
October 2024(1)	2.30	1.95	686,496
November 2024(1)	2.00	1.70	565,566
December 2024(1)	2.60	1.70	1,260,608
January 1st to January 17, 2025(1)	3.70	2.18	1,006,684
January 20 to January 31, 2025(2)	3.50	2.65	579,739
February 2025(2)	3.05	2.22	576,373
March 2025(2)	2.57	1.93	387,650
April 2025(2)	2.83	1.83	816,888
May 2025(2)	2.86	2.20	551,810
June 2025(2)	2.58	2.22	432,401
July 2025(2)	3.41	2.22	1,468,399
August 1, 2025 to August 14, 2025(2)	2.94	2.41	311,769

Notes:
(1)
The Common Shares were traded on the TSXV for this period.

(2)
The Common Shares were traded on the TSX for this period.

(3)
Includes intra-day high prices.

(4)
Includes intra-day low prices.

(5)
Total volume traded in the relevant period.

NYSE
The following table sets forth trading information for the Common Shares on the NYSE (as reported by www.nyse.com) during the 12-month period prior to the date of this Prospectus.
Month	High ($)(1)	Low ($)(2)	Trading volume(3)
July 2024	1.91	1.51	862,219
August 2024	1.73	1.24	918,368
September 2024	1.59	1.35	691,030
October 2024	1.67	1.40	863,044
November 2024	1.47	1.22	897,608
December 2024	1.85	1.22	3,174,469
January 2025	2.58	1.53	3,000,691
February 2025	2.14	1.54	1,338,734
March 2025	1.83	1.35	1,008,248
April 2025	2.06	1.30	1,985,818
May 2025	2.04	1.58	1,005,491
June 2025	1.89	1.62	799,764
July 2025	2.50	1.60	3,710,969
August 1, 2025 to August 14, 2025	2.15	1.74	842,794

Notes:
(1)
Includes intra-day high prices.

(2)
Includes intra-day low prices.

(3)
Total volume traded in the relevant period.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
The applicable Prospectus Supplement may describe certain Canadian federal income tax considerations generally applicable to investors described therein of purchasing, holding and disposing of applicable Securities, including, in the case of an investor who is not a resident of Canada, Canadian non-resident withholding tax consideration.
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
Owning any of the Securities may subject holders to tax consequences. The applicable Prospectus Supplement may describe certain United States federal income tax consequences of the acquisition, ownership and disposition of any of the Securities offered thereunder by an initial investor who is a U.S. person (within the meaning of the U.S. Internal Revenue Code of 1986, as amended), including, to the extent applicable, any such consequences relating to the Securities payable in a currency other than the United States dollar, issued at an original issue discount for United States federal income tax purposes or containing early redemption provisions or other special items. Prospective investors should consult their own tax advisors prior to deciding to purchase any of the Securities.
RISK FACTORS
In addition to the risk factors set forth herein, additional risk factors relating to the Corporation’s business are discussed in the AIF and in the MD&As, which risk factors are incorporated herein by reference. An investment in the Securities offered hereby involves certain risks. Before investing, purchasers of Securities should carefully consider the information contained in this Prospectus as well as the other information contained in and incorporated by reference in this Prospectus and in the applicable Prospectus Supplement before purchasing the Securities offered hereby. If any event arising from these risks occurs, the Corporation’s business, prospects, financial condition, results of operations or cash flows, or your investment in the Securities could be materially adversely affected.
The following list of risk factors is not exhaustive, as the Corporation operates in a rapidly changing business, and new risk factors may emerge from time to time. The Corporation cannot predict such risk factors, nor can it assess the impact, if any, of such risk factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. Accordingly, the Corporation does not, nor should prospective investors rely on forward-looking statements as a prediction of actual results. See “Forward-Looking Statements” in this Prospectus.
Risks Related to An Offering of Securities
Potential Loss of Investment
An investment in the Securities of the Corporation is speculative and may result in the loss of an investor’s entire investment. Only potential investors who are experienced in high-risk investments and who can afford to lose their entire investment should consider purchasing the Securities of the Corporation, as there is no assurance that the Corporation will ever build the Matawinie Mine Project or the Bécancour Battery Material Plant Project, develop the Uatnan Project, commence operations or achieve revenues.
No Market for the Debt Securities, Subscription Receipts, Warrants or Units
There is currently no trading market through which the Securities, other than the Common Shares, may be offered. No assurance can be given that an active or liquid trading market for any Debt Securities, Subscription Receipts, Warrants or Units will develop or be sustained. If an active or liquid market for these securities fails to develop or be sustained, the prices at which these Securities trade may be adversely affected.

Whether or not these securities will trade at lower prices depends on many factors, including liquidity of these securities, prevailing interest rates and the markets for similar securities, the market price of the Corporation, general economic conditions and the Corporation’s financial condition, historic financial performance and future prospects.
The public offering prices of the Securities may be determined by negotiation between the Corporation and underwriters, dealers or agents based on several factors and may bear no relationship to the prices at which the Securities will trade in the public market subsequent to such offering, if any public market develops.
Discretion in the Use of Proceeds
While information regarding the use of proceeds from the sale of the Securities will be described in the applicable Prospectus Supplement, the Corporation will have broad discretion over the use of the net proceeds from an offering of Securities. Because of the number and variability of factors that will determine the use of such proceeds, the Corporation’s ultimate use might vary substantially from its planned use. Purchasers of Securities may not agree with how the Corporation allocates or spends the proceeds from an offering of Securities. The Corporation may pursue acquisitions, collaborations or other opportunities that do not result in an increase in the market value of the Securities, including the market value of the Common Shares, and that may increase losses.
No Current Plans to Pay Cash Dividends
The Corporation has no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the Board of Directors and will depend on, among other things, the Corporation’s financial results, cash requirements, contractual restrictions and other factors that the Board of Directors may deem relevant. In addition, the Corporation’s ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness that the Corporation or its subsidiaries incur. As a result, investors may not receive any return on an investment in their Common Shares unless they sell their Common Shares for a price greater than that which they paid for them.
The market price of the Common Shares is subject to fluctuations and may not reflect the Corporation’s long-term value at any given time, and the Corporation may be subject to securities litigation as a result.
The price of the Common Shares is likely to be significantly affected by a variety of factors and events including short-term changes to the Corporation’s financial condition or results of operations as reflected in the Corporation’s quarterly financial statements. Other factors unrelated to the Corporation’s performance that may have an effect on the price of the Common Shares include the following: (i) the extent of analytical coverage available to investors concerning the Corporation’s business may be limited if investment banks with research capabilities do not follow the Corporation’s securities; (ii) lessening in trading volume and general market interest in the Corporation’s securities may affect an investor’s ability to trade significant numbers of the Common Shares; (iii) the size of the Corporation’s public float may limit the ability of some institutions to invest in the Corporation’s securities; and (iv) a substantial decline in the price of the Common Shares that persists for a significant period of time could cause the Corporation’s securities to be delisted from the NYSE or TSX, further reducing market liquidity.
As a result of any of these factors, the market price of the Common Shares is subject to fluctuations and may not accurately reflect the Corporation’s long-term value at any given point in time. Securities class action litigation has often been brought against companies following periods of volatility in the market price of their securities. The Corporation may be the target of similar litigation in the future. Securities litigation could result in substantial costs and damages and divert management’s attention and resources.
Prevailing Interest Rates will Affect the Market Price or Value of the Debt Securities
The market price or value of the Debt Securities will decline as prevailing interest rates for comparable debt instruments rise and increase as prevailing interest rates for comparable debt instruments decline.

LEGAL MATTERS
Unless otherwise specified in the Prospectus Supplement relating to an offering of Securities, certain legal matters relating to the offering of Securities will be passed upon on behalf of the Corporation by Stein Monast L.L.P. with respect to matters of Canadian law. As of the date hereof, the principal and employees of Stein Monast L.L.P. beneficially own, directly, or indirectly, in the aggregate, less than 1% of the outstanding Common Shares. In addition, certain legal matters in connection with any offering of Securities will be passed upon for any underwriters, dealers or agents by counsel to be designated at the time of the offering by such underwriters, dealers or agents with respect to matters of Canadian and, if applicable, United States or other foreign law.
REGISTRAR AND TRANSFER AGENT
The transfer agent and registrar of the Corporation in Canada is TSX Trust Company (“TSX Trust”). The register of transfers of the Common Shares is held at TSX Trust’s offices located in its place of business at 1190 Avenue des Canadiens-de-Montréal, Suite 1700, Montréal, Québec H3B 0G7. The co-transfer agent is American Stock Transfer & Trust Co LLC at its office located at 6201 15th Avenue, Brooklyn, NY 11219.
INTERESTS OF EXPERTS
2025 Updated Feasibility Study
Certain information of a scientific or technical nature in respect of the Matawinie Graphite Property contained in or incorporated by reference in this Prospectus is based on the 2025 Updated Feasibility Study dated March 25, 2025, that was prepared by Mr. André Allaire, P.Eng., PhD, Jeffrey Cassoff, P.Eng., Mr. Bernard-Olivier Martel, P. Geo., Mr. Simon Fortier, P.Eng., Mr. Yann Camus, P.Eng., Mr. Christian Fréchette, P. Eng., and Mr. Jean-François St-Laurent, P.Eng., M.Sc. (the “Authors of the 2025 Updated Feasibility Study”). Each of the aforementioned individual is considered, by virtue of their education, experience and professional association, to be “qualified person” within the meaning of NI 43-101. To the best of the Corporation’s knowledge, the aforementioned individuals and, as applicable, their respective firms had no beneficial or registered interests, direct or indirect, in the Corporation’s securities or properties.
2023 Uatnan Mining Project Report
Certain information of a scientific or technical nature in respect of the 2023 Uatnan Mining Property contained in or incorporated by reference in this Prospectus is based on the 2023 Uatnan Mining Project Report that was prepared by Mr. André Allaire, P.Eng., M.Eng., PhD, Mr. Jeffrey Cassoff, P.Eng., Mrs. Vera Gella, P.Eng., Mr. Merouane Rachidi, P.Geo., Ph.D. and Mr. Claude Duplessis, P.Eng. (the “Authors of the 2023 Uatnan Mining Projects Report”). Each of the aforementioned individual is considered, by virtue of their education, experience and professional association, to be “qualified person” within the meaning of NI 43-101. To the best of the Corporation’s knowledge, the aforementioned individuals and, as applicable, their respective firms had no beneficial or registered interests, direct or indirect, in the Corporation’s securities or properties.
MD&A
Éric Desaulniers, President and Chief Executive Officer of the Corporation, who is a non-independent “qualified person” for the purposes of NI 43-101, is responsible for reviewing and approving certain information of a scientific or technical nature contained in Annual MD&A and in the Interim MD&A, incorporated by reference in the Prospectus. As of the date hereof, Mr. Desaulniers beneficially owns, controls or directs 415,121 Common Shares and 1,760,000 incentive stock options of the Corporation.
Auditors
The independent registered public accounting firm of the Company is PricewaterhouseCoopers LLP, a partnership of Chartered Professional Accountants, located at 1250 René-Lévesque Boulevard West, Suite 2500, Montréal, Québec, Canada H3B 4Y1. PricewaterhouseCoopers LLP has confirmed that it is independent of the Company within the meaning of the Code of Ethics of Chartered Professional Accountants (Québec).

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT
The following documents have been or will be filed with the SEC as part of the Registration Statement of which this Prospectus forms a part: (i) the documents referred to in “Documents Incorporated by Reference”; (ii) the consents of auditors, counsel and any experts identified herein, if applicable; (iii) powers of attorney of the directors and officers of the Corporation; and (iv) a copy of the form of indenture for Debt Securities. A copy of any applicable form of warrant indenture, subscription receipt agreement or statement of eligibility of trustee on Form T-1, as applicable, will be filed by post-effective amendment or by incorporation by reference to documents filed or furnished with the SEC under the Exchange Act.

PART II
INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
Indemnification of Directors and Officers
Under the Canada Business Corporations Act (the “CBCA”), the Registrant may indemnify its current or former directors or officers or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with the Registrant or another entity. The CBCA also provides that the Registrant may advance moneys to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding; provided that such individual shall repay the moneys if the individual does not fulfill the conditions described below.
However, indemnification is prohibited under the CBCA unless the individual:
•
acted honestly and in good faith with a view to the Registrant’s best interests, or, as the case may be, the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Registrant’s request; and

•
in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

The Registrant’s by-laws authorize it to indemnify to the fullest extent permitted by the CBCA each of its current or former directors or officers and each individual who acts or acted at the Registrant’s request in such capacity for another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with the Registrant or other entity.
The Registrant’s by-laws authorize it to subscribe to an insurance for the benefit of each of its current or former directors or officers and each person who acts or acted at the Registrant’s request in such capacity, for another entity, against any liability incurred by them (i) in their capacities as directors or officers of the Registrant, or (ii) in their capacities as directors or officers of another entity, at the Registrant’s request. To that effect, the Registrant maintains insurance policies relating to certain liabilities that its directors and officers may incur in such capacity.
The Registrant’s by-laws do not preclude it to execute indemnity agreements for the benefit of each of its current or former directors or officers and each person who acts or acted at the Registrant’s request in such capacity, for another entity. To that effect, the Registrant has entered into indemnity agreements with its directors and officers (each, an “Indemnified Party”) which provide, among other things, that the Registrant will indemnify an Indemnified Party to the fullest extent permitted by law from and against all losses, liabilities, claims, damages, costs, charges and expenses incurred by such Indemnified Party in respect of any civil, criminal, administrative, investigative or other proceeding which (i) is made or asserted against or affects the Indemnified Party or in which the Indemnified Party is required by law to participate or in which the Indemnified Party participates at the Registrant’s request or where the Indemnified Party is made a witness or participant in any other respect in any such proceeding, and (ii) arises because the Indemnified Party is the Registrant’s director or officer (or serves in a similar capacity) or is the Registrant’s former director or officer (or serves in a similar capacity).
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission (the “Commission”) such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
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Exhibit Index
Exhibit No.	Description
4.1
Amended Material Change Report of the Registrant dated February 3, 2025, in respect of an equity investment made by Canada Growth Fund  Inc. and the Government of Québec, via its agent Investissement Québec, in the Registrant for an aggregate amount of US$50 million, (incorporated by reference to Exhibit 99.2 of the Registrant’s Form 6-K, filed with the Commission on February 18, 2025)

4.2
Management discussion and analysis of the Registrant for the year ended December 31, 2024 (incorporated by reference to Exhibit 99.3 of the Registrant’s Annual Report on Form 40-F, filed with the Commission on March 31, 2025)

4.3
Consolidated audited annual financial statements of the Registrant as at and for the years ended December 31, 2024 and December 31, 2023, together with the notes thereto and the report of independent registered public accounting firm thereon (incorporated by reference to Exhibit 99.2 of the Registrant’s Annual Report on Form 40-F, filed with the Commission on March 31, 2025)

4.4
Annual Information Form of the Registrant dated March 31, 2025 for the fiscal year ended December 31, 2024 (incorporated by reference to Exhibit 99.1 of the Registrant’s Annual Report on Form 40-F, filed with the Commission on March 31, 2025)

4.5
Material Change Report of the Registrant dated April 3, 2025, in respect of the issue of the 2025 Updated Feasibility Study, (incorporated by reference to Exhibit 99.1 of the Registrant’s Form 6-K, filed with the Commission on August 11, 2025)

4.6
Management information circular dated May 14, 2025, prepared in connection with the Registrant’s annual and special meeting of shareholders of the Registrant held on June 17, 2025 (incorporated by reference to Exhibit 99.1 of the Registrant’s Form 6-K, filed with the Commission on May 16, 2025)

4.7
Condensed consolidated interim unaudited financial statements for the three and six-month periods ended June 30, 2025 and 2024 (incorporated by reference to Exhibit 99.1 of the Registrant’s Form 6-K, filed with the Commission on August 14, 2025)

4.8
Management discussion and analysis of the Registrant for the three and six-month period ended June 30, 2025 (incorporated by reference to Exhibit 99.2 of the Registrant’s Form 6-K, filed with the Commission on August 14, 2025)

5.1	Consent of PricewaterhouseCoopers LLP
5.2	Consent of Bernard-Olivier Martel
5.3	Consent of Yann Camus
5.4	Consent of Simon Fortier
5.5	Consent of Jean L’Heureux
5.6	Consent of Jeffrey Cassoff
5.7	Consent of Christian Fréchette
5.8	Consent of Jean-François St-Laurent
5.9	Consent of Vera Gella
5.10	Consent of Merouane Rachidi
5.11	Consent of Claude Duplessis
5.12	Consent of Eric Desaulniers
5.13	Consent of BBA Inc.
5.14	Consent of SGS Geological Services Inc.
5.15	Consent of GoldMinds Geoservices Inc.
6.1	Powers of Attorney (included on the signature page of this Registration Statement)
7.1	Form of Indenture
107	Filing Fee Table
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PART III
UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
Item 1.   Undertaking
The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.
Item 2.   Consent to Service of Process
(a)   Concurrently with the filing of this Form F-10, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.
(b)   Any change to the name or address of the Registrant’s agent for service of process shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.
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SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Province of Québec, Country of Canada, on August 15, 2025.
NOUVEAU MONDE GRAPHITE INC.
By:
/s/ Eric Desaulniers

Name:
Eric Desaulniers

Title:
President and Chief Executive Officer

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POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Eric Desaulniers and Charles-Olivier Tarte, and each of them, any of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, and hereby grants to said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
This power of attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on August 15, 2025.
Name	Title
/s/ Eric Desaulniers Eric Desaulniers	President and Chief Executive Officer, Director (Principal Executive Officer)
/s/ Charles-Olivier Tarte Charles-Olivier Tarte	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
/s/ Daniel Buron Daniel Buron	Chairman of the Board of Directors
/s/ Stéphane Leblanc Stéphane Leblanc	Director
/s/ Nathalie Pilon Nathalie Pilon	Director
/s/ Paola Farnesi Paola Farnesi	Director
/s/ Chantal Sorel Chantal Sorel	Director
/s/ Édith Jacques Édith Jacques	Director
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AUTHORIZED REPRESENTATIVE
Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Registration Statement on Form F-10, solely in the capacity of the duly authorized representative of Nouveau Monde Graphite Inc. in the United States, on this 15th day of August, 2025.
PUGLISI & ASSOCIATES
(Authorized U.S. Representative)
By:
/s/ Donald J. Puglisi

Name:
Donald J. Puglisi

Title:
Managing Director

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